Exhibit 3.1

 Effective May 12, 2010, the following sections of the Bylaws of Valley Financial Corporation are amended to read as follows:

(a)	Section 1.1 is deleted in its entirety and replaced with the following:

SECTION 1.1.                                Annual Meeting.  The annual meeting of the shareholders to elect directors and for the transaction of such other business as may properly come before the meeting shall be held on the second Wednesday of May of each year or on such other date as the Board of Directors shall determine consistent with Virginia law.

(b)	Section 2.2 is deleted in its entirety and replaced with the following:

SECTION 2.2.                                Number, Tenure and Qualifications.  The number of directors of the Corporation shall be fifteen.  The number of directors may be increased or decreased from time to time by amendment of these Bylaws within the variable range established by the Articles.  At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting and until their successors shall have been elected and qualify.

(c)	Section 2.3 is deleted in its entirety and replaced with the following:

SECTION 2.3.                                Regular Meetings.  The regular meetings of the Board shall be held, without notice, on the last Thursday of each month at the main office of the Corporation or at any other place the Board or the Chairman designates, in conjunction with the regular meeting of Valley Bank.  When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day unless the Board designates some other day, in which latter event, or if the meeting is held other than at the main office of the Corporation, notice of the meeting shall be given.   At the regular board meeting held in April of each year, there shall be elected at least a President, and a Secretary, who shall hold such offices until the following April and until their successors shall be elected and qualify or until their earlier resignation or removal.